Exhibit 5.1

SMITH, ANDERSON, BLOUNT,

DORSETT, MITCHELL & JERNIGAN, L.L.P.

LAWYERS

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	February 11, 2021	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Cree, Inc.

4600 Silicon Drive

Durham, North Carolina 27703

Re:	Cree, Inc.

Ladies and Gentlemen:

We have acted as North Carolina counsel for Cree, Inc., a North Carolina corporation (the “Company”), in connection with the registration, under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale by the Company from time to time of up to $500,000,000 maximum aggregate offering price of shares (the “Shares”) of the Company’s common stock, with par value of $0.00125 per share (“Common Stock”), pursuant to the automatic shelf registration statement of the Company on Form S-3 (Registration No. 333-253001), and any amendments through the date hereof (the “Registration Statement”), filed by the Company on February 11, 2021 with the Securities and Exchange Commission (the “Commission”), including the base prospectus included therein at the time the Registration Statement became effective (the “Base Prospectus”), and the prospectus supplement, dated February 11, 2021 filed by the Company with the Commission on February 11, 2021, pursuant to Rule 424(b)(5) under the Act (together with the Base Prospectus and the documents incorporated by reference therein, the “Prospectus”). The issuance and sale of the Shares will be pursuant to an Equity Distribution Agreement, dated February 11, 2021 (the “Distribution Agreement”), among the Company, on the one hand, and Wells Fargo Securities LLC, BMO Capital Markets Corp., BofA Securities Inc., Canaccord Genuity LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Truist Securities, Inc., on the other hand. Capitalized terms used but not defined herein shall have the meanings specified in the Distribution Agreement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined the Registration Statement, the Prospectus, the Restated Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended and restated, the Distribution Agreement, the resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Shares, the authorization of the Distribution Agreement and the transactions contemplated thereby (the “Resolutions”), and such other documents and have considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. We call your attention to the fact that, as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Cree, Inc.

February 11, 2021

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares as specified in and in accordance with the Registration Statement, the Prospectus, the Distribution Agreement and the Resolutions, and upon either (a) the countersigning of certificates representing the Shares by a duly authorized signatory of the registrar for Common Stock or (b) the book entry of the Shares by the transfer agent for Common Stock, the Shares will be validly issued, fully paid and nonassessable.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the issuance and sale of any securities, including the securities laws of the State of North Carolina, and we express no opinion with respect to any federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to all references to us in the Prospectus. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated under the Act.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.